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                                                                  Exhibit (e)(2)

          ADDENDUM NO. 1 TO SCHEDULE A OF THE DISTRIBUTION AGREEMENT

     This Addendum, dated as of the 27th day of November, 2000, is entered into between Firstar Funds, Inc. (the "Company"), a Wisconsin corporation, and Quasar Distributors, LLC, a Delaware limited liability company ("Quasar").

     WHEREAS, the Company and Quasar have entered into a Distribution Agreement dated as of August 1, 2000 (the "Distribution Agreement"), pursuant to which the Company appointed Quasar to provide distribution services to the Company for its Money Market Fund, U.S. Treasury Money Market Fund, U.S. Government Money Market Fund, Tax-Exempt Money Market Fund, Short-Term Bond Market Fund (to be renamed Short-Term Bond Fund), Intermediate Bond Market Fund (to be renamed Intermediate Bond Fund), Tax-Exempt Intermediate Bond Fund, Bond IMMDEX Fund, Balanced Income Fund, Balanced Growth Fund, Growth and Income Fund, Equity Index Fund, Growth Fund (to be renamed Large Cap Core Equity Fund), Special Growth Fund (to be renamed MidCap Core Equity Fund), Emerging Growth Fund (to be renamed Small Cap Core Equity Fund), MicroCap Fund, International Equity Fund (to be renamed International Value Fund), Core International Equity Fund (to be renamed International Growth Fund), MidCap Index Fund, Small Cap Aggressive Growth Fund, and any other Firstar Funds that may be contemplated;

     WHEREAS, the Company is establishing additional investment portfolios to be known as the Ohio Tax-Exempt Money Market Fund, Aggregate Bond Fund, National Municipal Bond Fund, Missouri Tax-Exempt Bond Fund, U.S. Government Securities Fund, Strategic Income Fund, Equity Income Fund, Relative Value Fund, Large Cap Growth Fund, Science & Technology Fund, REIT Fund, Small Cap Index Fund and Global Equity Fund and desires to retain Quasar to act as the distributor under the Distribution Agreement; and

     WHEREAS, Quasar is willing to serve as distributor for the Ohio Tax-Exempt Money Market Fund, Aggregate Bond Fund, National Municipal Bond Fund, Missouri Tax-Exempt Bond Fund, U.S. Government Securities Fund, Strategic Income Fund, Equity Income Fund, Relative Value Fund, Large Cap Growth Fund, Science & Technology Fund, REIT Fund, Small Cap Index Fund and Global Equity Fund (the "Funds");

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Appointment.  The Company hereby appoints Quasar to act as distributor
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to the Company for the Funds for the period and the terms set forth herein and in the Distribution Agreement. Quasar hereby accepts such appointment and agrees to render the services set forth herein and in the Distribution Agreement.

     2.   Miscellaneous.  Except to the extent supplemented hereby, the
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Distribution Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.
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     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                              FIRSTAR FUNDS, INC.

                              By: /s/ Laura Rauman
                                 ------------------------
                               Title:


                              QUASAR DISTRIBUTORS, LLC


                              By: /s/ James R. Schoenike
                                 ------------------------
                               Title: President

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